Issuer Free Writing Prospectus filed pursuant to Rule 433

Supplementing the Prospectus Supplement dated June 18, 2018

and the Prospectus dated January 24, 2018

Registration No. 333-222676

ACCELERATE YOUR INVESTMENTS EARN2.00%* interest *Interest rate as of June 18, 2018. The interest rate is variable and subject to change at any time. TMCC has filed a registration statement (including a prospectus) with the SEC for the offering of the IncomeDriver Notes. Before you invest, you should read that prospectus and other documents TMCC has filed with the SEC which may be obtained for free by visiting the SEC's website (sec.gov) or the TMCC IncomeDriver Notes website (incomedrivernotes.com/prospectus.pdf). Toyota Financial Services is a service mark of Toyota Motor Credit Corporation and IncomeDriver Notes is a trademark of Toyota Motor Credit Corporation.